                         FUND PARTICIPATION AGREEMENT
                                    BETWEEN
                          WELLS FARGO VARIABLE TRUST,
                                      AND
                  GENWORTH LIFE AND ANNUITY INSURANCE COMPANY

   THIS AGREEMENT is made this 10th day of February, 2011 between WELLS FARGO VARIABLE TRUST, an open-end management investment company organized as a Delaware business trust (the "Trust"), and GENWORTH LIFE AND ANNUITY INSURANCE COMPANY, a life insurance company organized under the laws of the Commonwealth of Virginia (the "Company"), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A, as may be amended from time to time (the "Accounts").

                             W I T N E S S E T H:

   WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and the offer and sale of its shares are registered under the Securities Act of 1933, as amended (the "1933 Act"); and

   WHEREAS, the Trust desires to act as an investment vehicle for separate accounts established for variable life insurance policies and variable annuity contracts to be offered by insurance companies that have entered into participation agreements with the Trust (the "Participating Insurance Companies"); and

   WHEREAS, the beneficial interest in the Trust is divided into several series of shares, each series representing an interest in a particular managed portfolio of securities and other assets (the "Portfolios"); and

   WHEREAS, the Trust has obtained an order from the Securities and Exchange Commission ("Commission") granting Participating Insurance Companies and their separate account(s) exemptions from the provisions of Section(s) 9(a), 13(a), 15(a) and 15(b) of the 1940 Act and Rules 6e-2(b)(15) and 6e-3(T)(b)(15)
thereunder, to the extent necessary to permit shares of the Trust to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and nonaffiliated life insurance companies and certain qualified pension and retirement plans (the "Shared Trust Exemptive Order"); and

   WHEREAS, the Company has registered or will register under the 1933 Act, unless exempt therefrom, certain variable life insurance policies and/or variable annuity contracts identified by the form number(s) listed on Schedule A, as may be amended from time to time (the "Contracts"); and

   WHEREAS, the Company has registered or will register each Account, unless exempt therefrom, as a unit investment trust under the 1940 Act; and

   WHEREAS, each Account is a duly organized, validly existing segregated asset account, established by resolution of the Board of Directors of the Company on the date shown for that Account on Schedule A, to set aside and invest assets attributable to the Contracts; and

   WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares of the Portfolios listed on Schedule A, as may be amended from time to time, at net asset value on behalf of each Account to fund the Contracts, and the Trust intends to sell such shares to the relevant Accounts at such shares' net asset value;

   NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:

                                   ARTICLE I

                             Sale of Trust Shares

   1.1. The Trust shall make shares of its Portfolios available to the Accounts at the net asset value next computed after receipt of such purchase order by the Trust (or its agent), as established in accordance with the provisions of the then current prospectus of the Trust. Shares of a particular Portfolio shall be ordered in such quantities and at such times as determined by the Company to be necessary to meet the requirements of the Contracts. The trustees of the Trust (the "Trustees") may refuse to sell shares of any Portfolio to any person or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary and in the best interest of the shareholders of such Portfolio.

   1.2. The Trust will redeem any full or fractional shares of any Portfolio when requested by the Company on behalf of an Account at the net asset value next computed after receipt by the Trust (or its agent) of the request for redemption, as established in accordance with the provisions of the then current prospectus of the Trust. Payment shall be made the same Business Day that the Trust receives notice of the order in federal funds to be received by wire prior to the close of the Federal Reserve, traditionally 6:00 p.m. New York time. "Business Day" shall mean any day on which the New York Stock Exchange is open for trading. If the banking system is closed, payment will be transmitted the next day that the banking system is open for business. If payment is received by the Company after the close of the Federal Reserve, the Trust shall, upon the Company's request, promptly reimburse the Company for any charges, costs, fees, interest or other expenses incurred in connection with advances, borrowings, or overdrafts. In no event shall payment be delayed for a greater period than is permitted by the 1940 Act.

   1.3. For the purposes of Sections 1.1. and 1.2., the Trust hereby appoints the Company as its agent for the limited purpose of receiving and accepting purchase and redemption orders resulting from investment in and payments under the Contracts. Receipt by the Company shall constitute receipt by the Trust provided that: (a) such orders are received by the Company in good order prior to the close of the regular trading session of the New York Stock Exchange, and (b) the Trust receives notice of such orders by 10:00 a.m., New York time, on the next following Business Day. The Trust will confirm receipt of each trade (ending share balances by account and fund) by 1:00 p.m. New York time on the day the trade is placed with the Trust (using a mutually agreed upon format).

   1.4 Purchase orders that are transmitted to the Trust in accordance with
Section 1.3. shall be paid for on the same Business Day that the Trust receives notice of the order. Payment shall be made in federal funds initiated by wire to be received prior to the close of the Federal Reserve, traditionally by 6:00 p.m. New York time. If the banking system is closed, payment will be transmitted the next day that the banking system is open for business. If payment is received by the Trust after the close of the Federal Reserve the Company shall, upon the Trust's request, promptly reimburse Trust for any charges, costs, fees, interest or other expenses incurred in connection with advances, borrowings, or overdrafts.

   1.5. The Trust shall furnish notice, on or before ex-dividend date (using a mutually agreed upon format), to the Company of any income dividends or capital gain distributions payable on shares of any Portfolio. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on a Portfolio's shares in additional shares of that Portfolio. The Company reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash. The Trust shall notify the Company of the number of shares so issued as payment of such dividends and distributions. For each calendar year, the Trust will provide the Company with a dividend and capital gain payment schedule.

   1.6 The Trust shall make the net asset value per share for each Portfolio available to the Company on a daily basis as soon as reasonably practical after the net asset value per share is calculated and shall use its best efforts to make such net asset value per share available by 6:30 p.m., New York time (using a mutually agreed upon format). The Trust will promptly notify the Company when and if the Trust does not communicate the net asset value per share by 6:30 p.m. New York time.

   1.7. The Trust agrees that its shares will be sold only to Participating Insurance Companies and their separate accounts and to certain qualified pension and retirement plans to the extent permitted by the Shared Trust Exemptive Order. No shares of any Portfolio will be sold directly to the general public. The Company agrees that the Trust shares will be used only for the purposes of funding the Contracts and Accounts listed in Schedule A, as may be amended from time to time.

   1.8. The Trust agrees that all Participating Insurance Companies shall have the obligations and responsibilities regarding pass-through voting and conflicts of interest corresponding to those contained in Section 2.15. and
Article IV of this Agreement.

   1.9. With respect to payment of the purchase price by the Company and of redemption proceeds by the Trust, the Company and the Trust shall net purchase and redemption orders with respect to each Portfolio and shall transmit one net payment per Portfolio in accordance with Sections 1.2 and 1.4, above.

   1.10. If the Trust provides materially incorrect Portfolio share net asset value information (as determined under SEC guidelines), the Company or Trust, as applicable, shall be entitled to an adjustment to the number of shares purchased or redeemed to reflect the correct net asset value per share. Any material error in the calculation or reporting of net asset value per share, dividend or capital gain information shall be reported promptly upon discovery to the Company.

                                  ARTICLE II

                          Obligations of the Parties

   2.1. The Trust shall bear the costs of registering and qualifying the Trust's shares, and of preparing and filing the Trust's prospectus, registration statement, Trust sponsored proxy materials (or similar materials such as voting instruction solicitation materials), reports to shareholders, and all statements and notices required by federal or state law. The Trust shall pay all taxes on the issuance and/or transfer of the Trust's shares.

   2.2. The Trust shall provide the Company, at the Trust's expense, with as many copies of the Trust's current prospectus, annual report, semi-annual report, or Trust sponsored proxy material, including any amendments or supplements to the foregoing, as the Company may reasonably request in order to distribute, at the Company's expense, to then-current owners of Contracts; except that the Trust will bear the cost of printing and delivering the Trust's prospectus to existing Contract owners who have directed the Company to purchase shares of the Trust, and will bear the proportionate cost of preparing and printing any supplements or amendments to the Trust prospectus to the extent that such supplements or amendments were not required by the Company. If requested by the Company in lieu thereof, the Trust shall provide such documentation (including a final copy of the current prospectus, statement of additional information, annual report, semi-annual report, or Trust sponsored proxy material as set in type or electronic form acceptable to Company, either PDF or HTML, at the Trust's expense) and other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectus for the Trust is amended) to have the prospectus, statement of additional information, annual report, semi-annual report, for the Contracts and the Trust's prospectus printed together in one document (at the Company's expense, except that the Trust will bear the cost of printing the Trust's prospectus for existing Contract owners who have directed the Company to purchase shares of the Trust). The prospectuses, statement of additional information, annual report, semi-annual report, and Trust sponsored proxy material will be customized to include only those portions of the Trust in use for each Contract. In addition, the prospectuses, annual report, semi-annual report, and Trust sponsored proxy material will be provided to the Company within a reasonable period of time following the filing of such document with the SEC or other regulatory authorities and no later than ten
(10) Business Days prior to the date on which they must be mailed. The Trust shall bear the printing and mailing costs (or duplicating costs with respect to the statement of additional information) associated with distributing the Trust's current prospectus, annual report, semi-annual report, Trust sponsored proxy material or other shareholder communications, including any amendments or supplements to any of the foregoing, to the extent required to be provided by the Trust to its then-current shareholders, including the Company. The Trust shall not bear any costs of preparing, printing, recording, taping or disseminating sales literature or other promotional materials or the costs of printing and mailing prospective Contract purchasers copies of the Trust's prospectus, statement of additional information, periodic reports or other printed materials.

   2.3. The Trust shall provide the Company (at the Company's expense) with as many copies of the Trust's current prospectus as the Company may reasonably request for distribution to prospective purchasers of Contracts. If requested by the Company in lieu thereof, the Trust shall provide such documentation (as set in type or electronic form acceptable to Company, in either PDF or HTML format, at the Trust's expense) and other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectus for the Trust is amended) to have the prospectus for the Contracts and the Trust's prospectus printed together in one document (at the Company's expense).

   2.4. The Company will bear the costs of registering and qualifying the Accounts for sale, printing (or duplicating costs with respect to the statement of additional information) and mailing costs associated with the delivery of the Accounts' current prospectuses and statements of additional information, private placement memoranda, annual and semi-annual reports, Contracts, Contract applications, sales literature or other promotional material, Account sponsored proxy materials and voting solicitation instructions.

   2.5. The Company will bear the responsibility and correlative expense for administrative and support services for Contract owners. The Trust recognizes the Company as the sole shareholder of shares of the Trust issued under this Agreement.

   2.6. (a) The Trust and its affiliates, own all right, title and interest in and to the names, trademarks and service marks and such other trade names, trademarks and service marks as may be identified to the Company from time to time (the "Trust licensed marks"). Upon termination of this Agreement, the Company and its affiliates shall cease to use the Trust licensed marks, except to the extent required by law or regulation. The Company shall not use any Trust licensed marks on its own behalf or on behalf of the Accounts or Contracts in any registration statement, advertisement, sales literature or other materials relating to the Accounts or Contracts without the prior written consent of the Trust and its adviser

       (b) The Company and its affiliates, own all right, title and interest in and to the trade names, trademarks and service marks as may be identified to the Trust from time to time (the "Company licensed marks"). Upon termination of this Agreement, the Trust and its affiliates shall cease to use the Company licensed marks, except to the extent required by law or regulation. The

Trust shall not use any Company licensed marks on its own behalf or on behalf of the Trust in any registration statement, advertisement, sales literature or other materials relating to the Trust without prior written consent of the Company.

   2.7. The Company shall furnish, or cause to be furnished, to the Trust or its designee, a copy of each Contract prospectus or statement of additional information in which the Trust or its investment adviser is named prior to the filing of such document with the Commission. The Company shall also furnish, or shall cause to be furnished, to the Trust or its designee, each piece of sales literature or other promotional material including private placement memoranda, in which the Trust or its investment adviser is named, at least ten
(10) Business Days prior to its use. No such material shall be used if the Trust or its designee reasonably objects to such use within ten (10) Business Days after receipt of such material.

   2.8. The Company will provide to the Trust at least one complete copy of each report, solicitation for voting instructions, application for exemption, request for no-action relief, and any amendment to any of the above (or any amendment to the registration statement, prospectus, statement of additional information, piece of sales literature or other promotional material) that relates to the Trust or its investment adviser within ten (10) Business Days of the filing of the document with the Commission, FINRA, or other regulatory authorities.

   2.9. For purposes of this Article II, the phrase "sales literature or other promotional material" includes, but is not limited to, advertisements, newspapers, magazines, or other periodicals, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media, sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, shareholder newsletters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, and registration statements, prospectuses, statements of additional information, shareholder reports and proxy materials.

   2.10. The Company shall not give any information or make any representations or statements on behalf of the Trust or concerning the Trust or its investment adviser in connection with the sale of the Contracts other than information or representations contained in and accurately derived from the registration statement or prospectus for the Trust shares (as such registration statement and prospectus may be amended or supplemented from time to time), annual and semi-annual reports of the Trust, Trust-sponsored proxy statements, or in sales literature or other promotional material approved by the Trust or its designee, except as required by legal process or regulatory authorities or with the written permission of the Trust or its designee.

   2.11. The Trust shall furnish or cause to be furnished, to the Company or its designee, a copy of each Trust prospectus or statement of additional information in which the Company or the Accounts are named prior to the filing of such document with the Commission. The Trust shall furnish, or shall cause to be furnished, to the Company or its designee, each piece of sales literature or other promotional material in which the Company or the Accounts are named, at least ten (10) Business Days prior to its use. No such material shall be used if the Company or its designee reasonably objects to such use within ten (10) Business Days after receipt of such material.

   2.12. The Trust will provide to the Company at least one complete copy of each report, solicitation for voting instructions, application for exemption, request for no-action relief, and any amendment to any of the above (or any amendment to the registration statement, prospectus, statement of additional information, piece of sales literature or other promotional material) that relates to the Trust and the Contracts within ten (10) Business Days of the filing of the document with the Commission, FINRA, or other regulatory authorities.

   2.13. The Trust shall not give any information or make any representations or statements on behalf of the Company or concerning the Company, the Accounts or the Contracts other than information or representations contained in and accurately derived from the registration statement, prospectus or private placement memorandum for the Contracts (as such registration statement, prospectus or private placement memorandum may be amended or supplemented from time to time), or in materials approved by the Company for distribution including sales literature or other promotional materials, except as required by legal process or regulatory authorities or with the written permission of the Company.

   2.14. At the request of either party to this Agreement, the other party will make available to the requesting party's independent auditors and/or representatives of the appropriate regulatory agencies, all records, data and access to operating procedures that may be reasonably requested.

   2.15. So long as, and to the extent that the Commission interprets the 1940 Act to require pass-through voting privileges for variable contract owners, the Company will provide pass-through voting privileges to owners of policies, unless exempt therefrom, whose cash values are invested, through the Accounts, in shares of the Trust and shall distribute all proxy material furnished by the Trust. The Trust shall require all Participating Insurance Companies to calculate voting privileges in the same manner and the Company shall be responsible for assuring that the Accounts calculated voting privileges in the manner established by the Trust. With respect to each Account, the Company will vote shares of the Trust held by the Account and for which no timely voting instructions from policy owners are received as well as shares it owns that are held by that Account, in the same proportion as those shares for which voting instructions are received. The Company and its agents will in no way recommend or oppose or interfere with the solicitation of proxies for Trust shares held by Contract owners without the prior written consent of the Trust, which consent may be withheld in the Trust's sole discretion.

                                  ARTICLE III

                        Representations and Warranties

   3.1. The Company represents and warrants that it is an insurance company duly organized and validly existing under the laws of the Commonwealth of Virginia and that it has legally and validly established each Account as a segregated asset account under such law on the dates set forth in Schedule A.

   3.2. The Company represents and warrants that it has registered or, prior to any issuance or sale of the Contracts, will register each Account, unless exempt therefrom, as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts.

   3.3. The Company represents and warrants that the Contracts are, or will be, registered under the 1933 Act to the extent required by the 1933 Act prior to any issuance or sale of the Contracts, and that the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state law.

   3.4. The Trust represents and warrants that it is duly organized and validly existing under the laws of the State of Delaware.

   3.5. The Trust represents and warrants that the Trust shares offered and sold pursuant to this Agreement will be registered under the 1933 Act and that the Trust is registered under the 1940 Act prior to any issuance or sale of such shares. The Trust shall amend its registration statement under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. The Trust shall register and qualify its shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Trust.

   3.6. The Trust represents and warrants that the investments of each Portfolio will comply with the diversification requirements set forth in
Section 817(h) of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations thereunder. In the event of a breach of this
Section 3.6 by the Trust, it will take all reasonable steps to: (1) immediately notify the Company of such breach, and (2) adequately diversify the Portfolio so as to achieve compliance within the grace period afforded by
Section 1.817-5(b) of the rules and regulations under the Code.

   3.7. The Trust represents and warrants that each Portfolio is currently qualified as a regulated investment company ("RIC") under Subchapter M of the Code, and represents that it will use its best efforts to qualify and to maintain qualification of each Portfolio as a RIC. The Trust will notify the Company immediately upon having a reasonable basis for believing that a Portfolio has ceased to so qualify or that it might not so qualify in the future.

   3.8. The Company represents that the Contracts are currently treated as annuity or life insurance contracts under applicable provisions of the Code and warrants and agrees that it will make every effort to maintain such treatment and that it will notify the Trust immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.

                                  ARTICLE IV

                              Potential Conflicts

   4.1. The parties acknowledge that the Trust's shares may be made available for investment to other Participating Insurance Companies. In such event, the Trustees will monitor the Trust for the existence of any material irreconcilable conflict between the interests of the contract owners of all Participating Insurance Companies. A material irreconcilable conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory or other authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (f) a decision by an insurer to disregard the voting instructions of contract owners. The Trustees shall promptly inform the Company if they determine that a material irreconcilable conflict exists and the implications thereof. The Trustees shall have sole authority to determine whether a material irreconcilable conflict exists and their determination shall be binding upon the Company.

   4.2. The Company agrees to promptly report any potential or existing conflicts of which it is aware to the Trustees. The Company will assist the Trustees in carrying out their responsibilities under the Shared Trust Exemptive Order and this Article IV by providing the Trustees, upon reasonable request, with all information reasonably necessary for them to consider any issues raised including, but not limited to, information as to a decision by the Company to disregard Contract owner voting instructions.

   4.3. If it is determined by a majority of the Trustees, or a majority of the disinterested Trustees, that a material irreconcilable conflict exists that affects the interests of Contract owners, the Company shall, in cooperation with other Participating Insurance Companies whose contract owners are also affected, at its expense and to the extent reasonably practicable (as determined by Company and the Trustees jointly) take whatever steps are necessary to remedy or eliminate the material irreconcilable conflict, which steps could include: (a) withdrawing the assets allocable to some or all of the Accounts from the Trust or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Trust, or submitting the question of whether or not such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected Contract owners the option of making such a change; and (b) establishing a new registered management investment company or managed separate account and obtaining any necessary approvals or orders of the Commission in connection therewith.

   4.4. If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Trust's election, to withdraw the affected Account's investment in the Trust and terminate this Agreement with respect to such Account; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Trustees. Any such withdrawal and termination, assuming required regulatory approvals have been received, must take place within six (6) months after the Trust gives written notice that this provision is being implemented. Until the end of such six
(6) month period, the Trust shall continue to accept and implement orders by the Company for the purchase and redemption of shares of the Trust.

   4.5. If any material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the affected Account's investment in the Trust and terminate this Agreement with respect to such Account within six (6) months after the Trust gives written notice that it has determined that such decision has created a material irreconcilable conflict; provided, however, that such withdrawal and termination, assuming required regulatory approvals have been received, shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Trustees. Until the end of such six (6) month period, the Trust shall continue to accept and implement orders by the Company for the purchase and redemption of shares of the Trust.

   4.6. For purposes of Sections 4.3. through 4.5. of this Agreement, a majority of the disinterested Trustees shall determine whether any proposed action adequately remedies any material irreconcilable conflict. The Company shall not be required by Section 4.3 to establish a new funding medium for the Contracts. In the event that the Trustees determine that any proposed action does not adequately remedy any material irreconcilable conflict, then the Company will withdraw the Account's investment in the Trust and terminate this Agreement within six (6) months after the Trust gives written notice of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict, as determined by a majority of the disinterested Trustees.

   4.7. The Company shall at least annually submit to the Trustees such reports, materials or data as the Trustees may reasonably request so that the Trustees may fully carry out the duties imposed upon them by the Shared Trust Exemptive Order and this Article IV. Said reports, materials and data shall be submitted more frequently if deemed appropriate by the Trustees.

   4.8. If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed and/or shared funding (as defined in the Shared Trust Exemptive Order) on terms and conditions materially different from those contained in the Shared Trust Exemptive Order, then the Trust and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable.

                                   ARTICLE V

                                Indemnification

   5.1. The Company agrees to indemnify and hold harmless the Trust, and each of its Trustees, officers, employees and agents, and each person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 5.1.) against any and all losses, claims, damages, liabilities or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, "Losses"), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses are related to the sale, acquisition, or redemption of the Trust's shares through the Contracts and:

       (a) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in a registration statement, prospectus or private placement memorandum for the Contracts or in the Contracts themselves or in sales literature generated or approved by the Company relating to the Contracts or Accounts (or any amendment or supplement to any of the foregoing) (collectively, "Company Documents"), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided, that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Company by or on behalf of the Trust for use in Company Documents or otherwise for use in connection with the sale of the Contracts or Trust shares; or

       (b) arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from Trust Documents as defined in Section 5.2.(a)) or wrongful conduct of the Company or persons under its control, with respect to the sale, distribution or acquisition of the Contracts or Trust shares; or

       (c) arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Trust Documents as defined in
Section 5.2.(a) or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Trust by or on behalf of the Company; or

       (d) arise out of or result from any failure by the Company to provide the services or furnish the materials required under the terms of this Agreement; or

       (e) arise out of or result from any material breach of any representation, warranty or agreement made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company; or

       (f) arise out of or result from negligence or wrongful conduct in the Company's administration of the Accounts or the Contracts.

   5.2. The Trust agrees to indemnify and hold harmless the Company and each of its directors, officers, employees and agents and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 5.2.) against any and all losses, claims, damages, liabilities or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, "Losses"), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses are related to the sale, acquisition, or redemption of the Trust's shares or the Contracts and:

       (a) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus for the Trust (or any amendment or supplement thereto), (collectively, "Trust Documents"), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided, that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Trust by or on behalf of the Company for use in Trust Documents or otherwise for use in connection with the sale of the Contracts or Trust shares; or

       (b) arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from Company Documents) or wrongful conduct of the Trust, or persons under its control, with respect to the sale, distribution or acquisition of the Contracts or Trust shares; or

       (c) arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Company Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Company by or on behalf of the Trust or

       (d) arise out of or result from any failure by the Trust to provide the services or furnish the materials required under the terms of this Agreement; or

       (e) arise out of or result from any material breach of any representation, warranty or agreement made by the Trust in this Agreement or arise out of or result from any other material breach of this Agreement by the Trust; or

       (f) arise out of or result from negligence or wrongful conduct in the Trust's administration of the Trust or the Portfolios.

   5.3. Neither the Company nor the Trust shall be liable under the indemnification provisions of Section 5.1. or 5.2., as applicable, with respect to any Losses incurred or assessed against an Indemnified Party that arise from such Indemnified Party's willful misfeasance, bad faith or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations or duties under this Agreement.

   5.4. Neither the Company nor the Trust shall be liable under the indemnification provisions of Section 5.1. or 5.2., as applicable, with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the other party in writing within a reasonable time after the summons, or other first written notification, giving information of the nature of the claim which shall have been served upon or otherwise received by such Indemnified Party (or after such Indemnified Party shall have received notice of service upon or other notification to any designated agent), but failure to notify the party against whom indemnification is sought of any such claim shall not relieve that party from any liability which it may have to the Indemnified Party in the absence of Sections 5.1. and 5.2. except to the extent that the indemnifying party has been prejudiced by such failure to give notice.

   5.5. In case any such action is brought against the Indemnified Parties, the indemnifying party shall be entitled to participate, at its own expense, in the defense of such action. The indemnifying party also shall be entitled to assume the defense thereof, with counsel mutually agreed to by the parties. If the indemnifying party assumes such defense, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the indemnifying party will not be liable to the Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

   5.6. Any notice given by the indemnifying party to an Indemnified Party above of participation in or control of any action by the indemnifying party will in no event be deemed to be an admission by the indemnifying party of liability, culpability or responsibility, and the indemnifying party will remain free to contest liability with respect to the claim among the Parties or otherwise.

   5.7 No party shall be deemed in default of this Agreement to the extent that any delay or failure in performance results, without its fault or negligence, from any cause beyond its reasonable control, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, strikes, or extraordinary market volume that results in substantial delay in receipt of correct data from one or more generally recognized securities exchanges. This clause shall not excuse any of the parties from any liability which results from failure to have in place reasonable disaster recovery and safeguarding plans adequate for protecting all data the parties hereto are responsible for maintaining under the terms of this Agreement.

   5.8 A successor by law of any party shall be entitled to the benefits of the indemnification contained in this Section 5.

                                  ARTICLE VI

                                  Termination

   6.1. This Agreement shall continue in full force and effect until the first to occur of:

   (a) termination by any party for any reason by six (6) months advance written notice delivered to the other party; or

   (b) termination by the Company by written notice to the Trust with respect to any Portfolio based upon the Company's determination that shares of such Portfolio are not reasonably available to meet the requirements of the Contracts or not consistent with the Company's obligations to Contract owners; provided, however, that such a termination shall apply only to the Portfolio not reasonably available and the Trust shall have ten (10) Business Days from the initial notification by the Company of the deficiency to correct such deficiency. If not cured within ten (10) Business Days, termination is automatically effective; or

   (c) termination by the Company by written notice to the Trust with respect to any Portfolio in the event such Portfolio's shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company; or

   (d) termination by the Company by written notice to the Trust with respect to any Portfolio in the event that the Trust ceases to qualify as a Regulated Investment Company under Subchapter M of the Code or any independent or resulting failure under Section 817 of the Code, or under any successor or similar provision of either, or if the Company reasonably believes that the Trust or Portfolio may fail to so qualify; or

   (e) termination by the Trust by written notice to the Company if the Trust shall determine, in its sole judgment exercised in good faith, that the Company and/or its affiliated companies (i) has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or (ii) is the subject of material adverse publicity and that material adverse publicity will have a material adverse impact upon the business and operations of the Trust; but no such termination shall be effective under this subsection (e) until the Company has been afforded a reasonable opportunity to respond to a statement by the Trust concerning the reason for notice of termination hereunder; or

   (f) termination by the Company by written notice to the Trust if the Company shall determine, in its sole judgment exercised in good faith, that either the Trust, or an investment adviser to the Trust has (i) suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or (ii) is the subject of material adverse publicity and that material adverse publicity will have a material adverse impact upon the business and operations of the Company; but no such termination shall be effective under this subsection (f) until the Trust has been afforded a reasonable opportunity to respond to a statement by the Company concerning the reason for notice of termination hereunder; or

   (g) termination by the Trust in the event that formal administrative proceedings are instituted against the Company by FINRA, the Commission, an insurance commissioner or any other regulatory body regarding the Company's duties under this Agreement or related to the sale of the Contracts, the operation of any Account, or the purchase of the Trust's shares; provided, however, that the Trust determines in its sole judgement exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Company to perform its obligations under this Agreement; or

   (h) termination by the Company in the event that formal administrative proceedings are instituted against the Trust, by FINRA, the Commission, any state securities or insurance department or any other regulatory body regarding the Trust's duties under this Agreement or related to the sale of Portfolio shares or the operation of the Trust or Portfolio; provided, however, that the Company determines in its sole judgement exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of Trust to perform its obligations under this Agreement; or

   (i) termination by the Company if the Trust breaches any obligation under this Agreement in a material respect and such breach shall continue unremedied for thirty (30) days after receipt of notice to the Trust from the Company of such breach; or

   (j) termination by the Trust if the Company breaches any obligation under this Agreement in a material respect and such breach shall continue unremedied for thirty (30) days after receipt by the Company of notice from the Trust of such breach.

   6.2. Notwithstanding any termination of this Agreement, the Trust shall, at the option of the Company, continue to make available additional shares of the Trust (or any Portfolio) pursuant to the terms and conditions of this Agreement for all Contracts in effect on the effective date of termination of this Agreement, provided that the Company continues to pay the costs set forth in
Article II.

   6.3. The provisions of Article V shall survive the termination of this Agreement, and the provisions of Article IV and Section 2.15. shall survive the termination of this Agreement as long as shares of the Trust are held on behalf of Contract owners in accordance with Section 6.2.

                                  ARTICLE VII

                                    Notices

   Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Trust:

Wells Fargo Advantage Funds
Attn: National Accounts
525 Market Street, 12/th/ Floor
MAC A0103-123
San Francisco, CA 94105

If to the Company:

Aneal Krishnamurthy
Associate General Counsel
Genworth Life and Annuity Insurance Company
6620 West Broad Street, Building 2
Richmond, Virginia 23230

                                 ARTICLE VIII

                                 Miscellaneous

   8.1. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

   8.2. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

   8.3. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

   8.4. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.

   8.5. The parties to this Agreement acknowledge and agree that all liabilities of the Trust arising directly or indirectly under this Agreement, of any and every nature whatsoever, shall be satisfied solely out of the assets of the Trust and that no Trustee, officer, agent or holder of shares of beneficial interest of the Trust shall be personally liable for any such liabilities.

   8.6. Each party shall cooperate with each other party and all appropriate governmental authorities (including without limitation the Commission, FINRA and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

   8.7. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

   8.8. The parties to this Agreement acknowledge and agree that this Agreement shall not be exclusive in any respect.

   8.9. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, provided that no party may assign this Agreement without the prior written consent of the other party.

   8.10. No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties.

   IN WITNESS WHEREOF, the parties have each caused this Agreement to be executed in its name and on its behalf by its duly authorized representative as of the date and year first above written.

Genworth Life and Annuity                           Wells Fargo Variable Trust
Insurance Company

By:     /s/ Michael P. Cogswell                     By:    /s/ Andrew Owen
        ------------------------                           --------------------
Name:   Michael P. Cogswell                         Name:  Andrew Owen
Title:  Vice President                              Title: Assistant Secretary

                                  SCHEDULE A
            Separate Accounts, Contracts and Designated Portfolios

Effective as of the date the Agreement was executed, the following separate accounts of the Company are subject to the Agreement:

                           Date Established by  SEC 1940 Act Type of Product
                          Board of Directors of Registration  Supported by
Name of Account                the Company         Number        Account
---------------           --------------------- ------------ ----------------
Genworth Life & Annuity
  VA Separate Account 1      August 19, 1987     811-05343   Variable Annuity

Genworth Life & Annuity
  VA Separate Account 2      June 5, 2002        811-21892   Variable Annuity

Genworth Life & Annuity
  VA Separate Account 3      June 22, 2006       811-21970   Variable Annuity

Genworth Life & Annuity
  VL Separate Account 1      August 21, 1986     811-04885   Variable Life

Effective as of the date the Agreement was executed, the following classes of Contracts are subject to the Agreement:

                                          SEC 1933 Act
                                          Registration Contract Form Annuity or
Marketing Name                               Number       Number        Life
--------------                            ------------ ------------- ----------
RetireReady/SM/ Freedom                    333-63531    P1151         Annuity
RetireReady/SM/ Selections                 333-47732    P1156         Annuity
RetireReady/SM/ Choice                     333-31172    P1154         Annuity
RetireReady/SM/ Extra                      333-62695    P1152         Annuity
RetireReady/SM/ Variable Income Provider   333-138258   P1712 8/06    Annuity
RetireReady/SM/ Bonus                      333-140575   P1165 4/05    Annuity
Personal Income Design                     333-134457   P1165 4/05    Annuity
RetireReady/SM/ Legacy                     333-111213   P1254/P1255   Life
RetireReady/SM/ Accumulator                333-72572    P1258/P1259   Life
RetireReady/SM/ Protection Plus            333-40820    P1250         Life

Designated Portfolios

Effective as of the date the Agreement was executed, the following Variable Trust Funds in the following Series are available under the Contracts, as shown. This Schedule A may also include other current and future Class 1 and Class 2 Variable Trust Funds, which shall be made available as the Distributor may so provide, as set forth in Section 1.1 of this Agreement.

Wells Fargo Advantage VT Core Equity Fund (Class 1 and Class 2)
Wells Fargo Advantage VT Discovery Fund (Class 2)
Wells Fargo Advantage VT Index Asset Allocation Fund (Class 2)
Wells Fargo Advantage VT International Equity Fund (Class 1 and Class 2) Wells Fargo Advantage VT Intrinsic Value Fund (Class 2)
Wells Fargo Advantage VT Omega Growth Fund (Class 1 and Class 2)
Wells Fargo Advantage VT Opportunity Fund (Class 2)
Wells Fargo Advantage VT Small Cap Growth Fund (Class 1 and Class 2) Wells Fargo Advantage VT Small Cap Value Fund (Class 1 and Class 2) Wells Fargo Advantage VT Total Return Bond Fund (Class 2)